Exhibit 10.4

April 29, 2011
Mr. David Martin

Dear David:

We are pleased to extend this offer of the position of Interim Chief Financial Officer for The ServiceMaster Company.  In this interim role you will report to Hank Mullany, the President and Chief Executive Officer of ServiceMaster.  Your effective start date is to be determined.  When a new Chief Financial Officer is hired you will return to your current role, responsibilities and compensation if you are not selected as the final candidate.

Compensation:  During the period of service as the Interim CFO, in addition to your regular salary, you will be paid an additional $10,000.00 per month.  Regardless of the length of service, you will be paid a minimum of $70,000.00 for performing this role.  At the end of your service as Interim CFO this additional salary will cease.

Your bonus target under the 2011 Annual Bonus Plan (“ABP”) will be adjusted up to 65% of your salary during your service as Interim CFO.  Regardless of the length of your service, you will receive a minimum incremental award of $50,000.  All payments will be made subject to and in accordance with ABP rules.  At the end of your service as Interim CFO your bonus target will revert to your current 50%.

You will be awarded a Stock Option Award of 20,000 options under the Management Stock Incentive Plan (“MSIP”).  These options will vest ratably over four (4) years and are subject to MSIP plan rules.

All compensation, including bonus and incentive payments will be subject to applicable payroll deductions.

Additional Conditions:  Participation in these compensation plans is contingent on your re-execution of a ServiceMaster Non-Compete/Non-Solicitation/Confidentiality agreement and your agreement to utilize ServiceMaster’s alternative dispute resolution program We Listen to resolve any and all work-related disputes/concerns and to arbitrate such disputes if they are not resolved.  Full details regarding the We Listen program are available from your HR representative.

Please note that this letter shall not constitute an employment contract, and nothing herein changes the terms of the employment agreement or your status as an at-will employee.

We look forward to you fulfilling one of ServiceMaster’s key executive roles during this important period.  We believe that you will make a valuable contribution to our team and the organization.

If you accept this offer, please sign the acceptance below and return it to me within five days of the offer date.  If you have any questions, please feel free to call me.

Sincerely,

/s/ Jed Norden

Jed Norden
Senior Vice President, Human Resources
The ServiceMaster Company
Direct Dial: 901-597-XXXX

I accept this offer of employment under the terms and conditions set forth above.

Signature:	/s/ David Martin	Date:	4/28/2011